Exhibit 23.a

                       CONSENT OF INDEPENDENT ACCOUNTANTS



   We consent to the incorporation by reference in the Registration Statement of NYNEX Corporation on Form S-3, (File Nos. 2-87850, 2-95141, 33-23156 and 33-49105), relating to the registration of 500,000 shares of Common Stock for the NYNEX Corporation Share Owner Dividend Reinvestment and Stock Purchase Plan, of our reports dated February 5, 1996, which include an explanatory paragraph stating that in the second quarter of 1995, NYNEX Corporation discontinued accounting for the operations of its telephone subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," and in the fourth quarter of 1993, adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," retroactive to January 1, 1993, on our audits of the consolidated financial statements and consolidated financial statement schedule of NYNEX Corporation and its subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which reports are included or incorporated by reference in the 1995 Annual Report on Form 10-K of NYNEX Corporation.

   We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in this Registration Statement.







                                          /s/ COOPERS  & LYBRAND L.L.P.



New York, New York
January 21, 1997